Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CCH II, LLC

     1.     The name of the limited liability company is CCH II, LLC.

     2.     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CCH II, LLC this 20th day of March, 2003.

/s/ Janeen G. Domagalski

Janeen G. Domagalski
Authorized Person